EXHIBIT 99.1




   FOR IMMEDIATE RELEASE

   For more information call
   Linda Stephenson                   OR        Kinzie Weimer
   Zigman Joseph Stephenson                     United States Leather, Inc.
   (414) 273-4680                               (414) 389-5175


           UNITED STATES LEATHER, INC. ANNOUNCES COMPLETION OF FIRST
                STEP IN EFFORTS TO IMPROVE ITS CAPITAL STRUCTURE


   MILWAUKEE, WI, January 19, 1998...United States Leather (USL) announced today that as part of an ongoing process to revamp the company's capital structure, it has entered into a $55 million revolving credit facility through a syndicate led by BankAmerica Business Credit, replacing a previous senior credit facility led by BankBoston. This new facility is secured principally by the company's accounts receivable, inventories and other assets.

        Anthony Biancanello, president and chief executive officer of USL, said that this new credit facility, which marks the first significant milestone in its restructuring process, will be advantageous to the company from an operational standpoint because of more flexible financial covenants and increased availability.

        USL announced in late September, 1997 at a special meeting of its bondholders that the company had recommended a process to deliverage its balance sheet in order to make required strategic investments. At that time, Biancanello said, "by reducing its debt burden, the company will be able to take the cash used to service debt and reinvest it more beneficially in its own future."

        Since that announcement, the company, assisted by the firm of Houlihan Lokey Howard & Zukin, has been engaged in negotiations to effect the deleveraging. With the new senior credit facility completed, and a similar facility to support it Canadian operation anticipated soon, the company indicated that its primary focus now will be reaching agreement with its bondholders to exchange a substantial portion of their debt for equity in the company. Negotiations between the company and bondholders to effect this exchange are ongoing, according to Biancanelllo.

        "The company continues to work toward completion of its financial restructuring," Biancanello stated, "and based on current circumstances, it is unlikely that it would make the next interest payment on its 10-1/4% Senior Notes due 2003, although the board of directors has made no final decision on this matter." He added, "to make the interest payment would be inconsistent with our overall efforts to strengthen the company's balance sheet and reinvest in the business."

        United States Leather is a diversified producer and marketer of finished leather serving the furniture, footwear, personal leather goods and automotive markets. The company, headquartered in Milwaukee, Wisconsin, operates manufacturing facilities in Wisconsin, North Carolina, Nebraska, Indiana and Canada.